                                                                    Exhibit 4.02


                             POST-CLOSING AGREEMENT

                  THIS POST-CLOSING AGREEMENT (this "Agreement") is made as of April 16, 1997, by and among Fruehauf Trailer Corporation, a Delaware corporation ("Fruehauf"), and Wabash National Corporation, a Delaware corporation ("Wabash").

                  WHEREAS, Fruehauf and Wabash have entered into a Purchase Agreement, dated as of March 13, 1997, as amended (the "Purchase Agreement"), pursuant to which Fruehauf has agreed to sell certain of its assets to Wabash and Wabash has agreed to purchase such assets from Fruehauf, all in accordance with and subject to the terms and conditions set forth in the Purchase Agreement;

                  WHEREAS, Fruehauf has made certain representations and warranties in the Purchase Agreement, the truth of which are a condition to Wabash's obligation to purchase pursuant to the Purchase Agreement;

                  WHEREAS, Fruehauf has agreed to perform in all material respects each of Fruehauf's obligations to be performed on or prior to the Closing (as defined in the Purchase Agreement), such performance is a condition to Wabash's obligation to purchase pursuant to the Purchase Agreement;

                  WHEREAS, Wabash and Fruehauf agree that to satisfy the aforementioned conditions, Fruehauf must fulfill certain obligations as more particularly set forth herein ("Closing Obligations"); and

                  WHEREAS, Wabash has agreed to proceed with Closing pursuant to the Purchase Agreement on the date hereof based on Fruehauf's covenant and agreement to Wabash that the Closing Obligations will be completed promptly, but in no event more than 30 days after the Closing Date (as defined in the Purchase Agreement), pursuant to the terms and conditions set forth herein;

                  NOW, THEREFORE, for and in consideration of the covenants and agreements of Fruehauf set forth herein, Wabash's agreement to proceed to Closing notwithstanding the failure of Fruehauf to satisfy the Closing on or before the Closing Date and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto do agree as follows:

                  1. TERMS. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

                  2. REPRESENTATIONS AND WARRANTIES OF FRUEHAUF. Fruehauf hereby makes the following representations and warranties to Wabash:

                           2.01  Fruehauf represents that it agreed in the
Purchase Agreement to perform in all material respects each of its obligations set forth in the Purchase Agreement on or prior to the Closing Date. Fruehauf agrees that the Purchase Agreement sets forth that Closing is subject to the fulfillment of its performance of such obligations.

                           2.02  Fruehauf acknowledges that all of its
obligations to be performed on or prior to the Closing pursuant to the Purchase Agreement have not been performed.

                           2.03  Fruehauf acknowledges that the Purchase
Agreement requires, as a condition precedent to Wabash's obligation to proceed to Closing, that each of Fruehauf's representations and warranties set forth in the Purchase Agreement are true in all material respects on and as of the Closing Date.

                           2.04  Fruehauf warrants and agrees that it will
complete, or cause to be completed, the Closing Obligations set forth in Sections 3, 4, 5 and 6 hereof promptly after the Closing Date, but in no event later than 30 days after the Closing Date, and Fruehauf acknowledges that Wabash has relied on such agreement by Fruehauf in agreeing to proceed with the Closing.

                  3. OFFICER IN DISSOLUTION. Fruehauf hereby agrees to retain at least one individual as an officer of Fruehauf until the liquidation and dissolution of Fruehauf is complete pursuant to the laws of the State of Delaware and pursuant to the U.S. Bankruptcy Code. Fruehauf agrees that it shall cause such officer to be available to Wabash to participate in any completing or corrective action necessary in order to consummate the transactions contemplated by this Post-Closing Agreement.

                  4. REAL PROPERTY MATTERS. Fruehauf hereby agrees to satisfy the following obligations with respect to the Real Property Interests:

                           4.01  SURVEYS.  Fruehauf shall deliver final ALTA
surveys of the Real Property Interests in accordance with the requirements set forth in the Purchase Agreement (the "Surveys") within 30 days after Closing.

                           4.02  LEGAL DESCRIPTION CORRECTIONS:  Fruehauf
shall cooperate with Wabash to the extent possible in the preparation and execution of any corrective deeds and/or the obtaining of any easements necessary to correct legal descriptions which the Surveys reflect as incorrect or unable to close by applicable surveying standards.

                           4.03   ENCROACHMENTS.  Fruehauf shall cooperate
with Wabash to the extent possible in connection with effort by Wabash to obtain easements from any adjoining property owners for any material encroachments of any buildings or improvements owned by Fruehauf over property lines as shown on the Surveys. Fruehauf shall cooperate with Wabash to the extent possible to obtain easements from any adjoining property owners for any non-material encroachments of any buildings or improvements owned by Fruehauf over property lines as shown on the Surveys.

                           4.04   ZONING VIOLATIONS.  Fruehauf shall cooperate
with Wabash in Wabash's efforts to remedy any zoning violations which are shown on the Surveys, including, without limitation, providing information regarding the Real Property Interests and executing any required affidavits to government authorities.

                  5. INTELLECTUAL PROPERTY MATTERS. Fruehauf agrees to satisfy the following obligations with respect to the Intellectual Property:

                           5.01  CONGRESS FINANCIAL CORPORATION RELEASE.
Fruehauf shall undertake its best efforts to obtain a release of any and all interests held by Congress Financial Corporation in any of the United States Patents listed in Schedule 1.1(e) to the Purchase Agreement, such release being in form and substance satisfactory to Wabash in its reasonable discretion and suitable for recordation with the proper filing authorities.

                           5.02  PATENT ASSIGNMENTS.  Fruehauf shall undertake
its best efforts to obtain agreements to assignment from (i) the investors of United States Patents Nos. 437206, 4287759, 5114169, and 4302913 and (ii)
Kelsey-Hayes Company of United States Patents Nos. 4668023 and 4976501, in each case assigning all of such assignor's right, title and interest in and to such patents to Wabash or its designee, such assignment agreements to be in form and substance satisfactory to Wabash in its reasonable discretion and suitable for recordation with the proper filing authorities.

                  6. TERMINATION STATEMENTS. Fruehauf shall undertake its best efforts to obtain the written release of any security interests relating to the Acquired Assets, including the security interests listed on Schedule A attached hereto, such termination statements being in form and substance satisfactory to Wabash in its reasonable discretion and suitable for recordation with the proper filing authorities. This Section shall survive the termination of this Agreement.

                  7. VENDOR LETTERS. Fruehauf shall undertake its best efforts to provide letters to its applicable vendors directing such vendors to remit deposits held by such vendors directly to Wabash as and to the extent provided in the Purchase Agreement.

                  8. DEFAULT; REMEDIES. Fruehauf shall be in default under this Agreement if all of the Closing Obligations have not been completed to the satisfaction of Wabash, in its sole discretion, by May 16, 1997. In the event of Fruehauf's default under this Agreement, Wabash shall be entitled to pursue any and all rights and remedies at law or in equity to which Wabash may be entitled.

                  9. TERMINATION. This Agreement shall be terminated upon the delivery of the written acknowledgement by Wabash that Fruehauf has completed its Closing Obligations in full, and may be terminated by the written mutual consent signed by the parties hereto.

                  10. FURTHER ASSURANCES. Fruehauf agrees to undertake any other actions and execute any other documents which Wabash, in its sole discretion, deems necessary to complete the transactions contemplated in the Purchase Agreement. This provision shall survive the termination of this Agreement.

                  11. NOTICE. Any notice, approval, demand, request, waiver or other communication under this Agreement shall be made in writing and shall be deemed to be duly given (i) if served personally, on the date of such service, or (ii) if mailed by regular mail, on the third business day after mailing and
(iii) if transmitted for next business day delivery by recognized overnight carrier, on the next business day after tender to the carrier. Such communications shall be sent to the following addresses:

                           (i)      If to Wabash:

                                    Wabash National Corporation
                                    1000 Sagamore Parkway South
                                    Lafayette, Indiana  47905
                                    Telecopier:  (317) 449-5308
                                    Attention:  Mark R. Holden

                                    with a copy to:

                                    John R. Gambs, Esq.
                                    Gambs Mucker Bauman & Seeger
                                    10 North Fourth Street
                                    P.O. Box 1608
                                    Lafayette, Indiana  47902
                                    Telecopier:  (317) 742-4535

                           (ii)     If to Fruehauf:

                                    Fruehauf Trailer Corporation
                                    111 Monument Circle
                                    Suite 3200
                                    Indianapolis, Indiana 46204
                                    Attention: Thomas E. Ireland
                                 with a copy to:

                                 Jones, Day, Reavis & Pogue
                                 North Point
                                 901 Lakeside Avenue
                                 Cleveland, Ohio  44114
                                 Telecopier:  (216) 579-0212
                                 Attention:  William H. Coquillette

Notice of changes in the foregoing shall be given in the manner of giving notice of any other communication.

                  12. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto and their respective successors and assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Wabash may assign this Agreement or all or any of its rights hereunder without the prior written consent of Fruehauf in connection with the sale or financing of all or any portion of the Real Property Interests purchased pursuant to the Purchase Agreement. Fruehauf may not assign this Agreement or its rights or obligations hereunder without the prior written consent of Wabash.

                  13. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Purchase Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  14. HEADINGS. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

                  15. SIGNATURE IN COUNTERPARTS. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                  16. GOVERNING LAW. This Agreement is to be construed and interpreted in accordance with the laws of the State of Delaware (exclusive of the choice of law provisions thereof).

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

                                            WABASH NATIONAL CORPORATION

                                            By:  ______________________________
                                                 Mark R. Holden
                                                 Vice President and Chief
                                                 Financial Officer


                                            FRUEHAUF TRAILER CORPORATION

                                            By:  ______________________________
                                                 Derek L. Nagle
                                                 President